Exhibit (d)(6)(i)(A)(iv)

EQ ADVISORS TRUST

AMENDMENT NO. 3 TO THE

INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 3 to the Investment Advisory Agreement effective as of September 1, 2012, as amended, (“Amendment No. 3”) between AXA Equitable Funds Management Group, LLC, a New York corporation (“AXA FMG” or “Manager”) and AllianceBernstein L.P., a Delaware limited partnership (“Alliance” or “Adviser”).

WHEREAS, AXA FMG and the Adviser desire to modify the fee payable to the Adviser for investment advisory and other services the Adviser provides to the EQ/AllianceBernstein Small Cap Growth Portfolio and the EQ/Quality Bond PLUS Portfolio.

NOW, THEREFORE, AXA FMG and Adviser agree to modify the Agreement as follows:

1. Appendix A. Appendix A to the Agreement setting forth the Portfolios or Allocated Portion of the Portfolios of the Trust for which the Adviser is appointed as the investment adviser is hereby replaced in its entirety by Appendix A attached hereto.

2. Appendix B. Appendix B to the Agreement setting forth the fee payable to the Adviser with respect to the Portfolios or Allocated Portion of the Portfolios is hereby replaced in its entirety by Appendix B attached hereto.

3. Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 3 as of the date first set forth above.

AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC		ALLIANCEBERNSTEIN L.P.

By:	/s/ Steven M. Joenk	By:	/s/ Louis T. Mangan
	Steven M. Joenk Chairman, Chief Executive Officer and President		Name: Louis T. Mangan Title: Assistant Secretary

APPENDIX A

AMENDMENT NO. 3

TO THE

INVESTMENT ADVISORY AGREEMENT

ATM International Portfolio

ATM Large Cap Portfolio

ATM Mid Cap Portfolio

ATM Small Cap Portfolio

AXA Tactical Manager 2000 Portfolio

AXA Tactical Manager 400 Portfolio

AXA Tactical Manager 500 Portfolio

AXA Tactical Manager International Portfolio

EQ/AllianceBernstein Dynamic Wealth Strategies Portfolio

EQ/AllianceBernstein Small Cap Growth Portfolio

EQ/Common Stock Index Portfolio

EQ/Emerging Markets Equity PLUS Portfolio

EQ/Equity 500 Index Portfolio

EQ/International Equity Index Portfolio

EQ/International Small Cap PLUS Portfolio

EQ/Large Cap Growth Index Portfolio

EQ/Large Cap Value PLUS Portfolio

EQ/Natural Resources PLUS Portfolio

EQ/Quality Bond PLUS Portfolio

EQ/Real Estate PLUS Portfolio

APPENDIX B

TO THE

INVESTMENT ADVISORY AGREEMENT

FEE SCHEDULE

Related Portfolios	Annual Advisory Fee Rate***

Special Equity Portfolios†, which shall include the following Portfolios or Allocated Portions of a Portfolio (collectively referred to as “Special Equity Portfolios”):

EQ/AllianceBernstein Small Cap Growth Portfolio*

(Active Allocated Portion only)

Multimanager Mid Cap Growth Portfolio*,**

0.60% of the Special Equity Portfolios’ average daily net assets up to and including $1 billion; 0.55% of the Special Equities Portfolios’ average daily net assets over $1 billion up to and including $1.5 billion; 0.50% of the Special Equities Portfolios’ average daily net assets over $1.5 billion up to and including $2 billion; 0.45% of the Special Equities Portfolios’ average daily net assets over $2 billion up to and including $2.5 billion; and 0.40% of the Special Equities Portfolios’ average daily net assets over $2.5 billion

General Equity Portfolios, which shall include the following Portfolios or Allocated Portions of a Portfolio (collectively referred to as “General Equity Portfolios”)

EQ/Large Cap Value PLUS Portfolio*

(Active Allocated Portion only)

Multimanager Large Cap Core Equity Portfolio*,**

0.49% of the General Equity Portfolios’ average daily net assets up to and including $100 million; 0.30% of the General Equity Portfolios’ average daily net assets over $100 million up to and including $200 million; 0.25% of the General Equity Portfolios’ average daily net assets over $200 million

Tactical Manager Portfolios, which shall include the Index Allocated Portions of the following Portfolios

EQ/Large Cap Value PLUS Portfolio*

Multimanager Aggressive Equity Portfolio*

Multimanager Large Cap Core Equity Portfolio*

Multimanager Large Cap Value Portfolio* (collectively referred to as “Tactical Manager Portfolio”)

0.075% of the Tactical Manager Portfolios’ average daily net assets up to and including $5 billion; 0.055% of the Tactical Manager Portfolios’ average daily net assets over $5 billion and up to and including $10 billion; 0.05% of the Tactical Manager Portfolios’ average daily net assets over $10 billion.

Portfolios	Annual Advisory Fee Rate***
EQ/AllianceBernstein Dynamic Wealth Strategies Portfolio	0.35% of the Portfolio’s average daily net assets up to and including $400 million; and 0.30% of the Portfolio’s average daily net assets in excess of $400 million.

EQ/Equity 500 Index Portfolio	0.05% of the EQ/Equity 500 Index Portfolio’s average daily net assets up to and including $1 billion; and 0.03% of the EQ/Equity 500 Index Portfolio’s average daily net assets over $1 billion.

EQ/Common Stock Index Portfolio	0.05%

EQ/Large Cap Growth Index Portfolio	0.05%

Portfolios	Annual Advisory Fee Rate***
EQ/Quality Bond PLUS Portfolio* (Active Allocated Portion Only)	0.29% of the AllianceBernstein Allocated Portion’s average daily net assets up to and including $100 million; and 0.20% of the AllianceBernstein Allocated Portion’s average daily net assets in excess of $100 million.

EQ/International Equity Index Portfolio†	0.02%

ATM International Portfolio*

ATM Large Cap Portfolio*

ATM Mid Cap Portfolio*

ATM Small Cap Portfolio*

AXA Tactical Manager 2000 Portfolio *

AXA Tactical Manager 400 Portfolio *

AXA Tactical Manager 500 Portfolio*

AXA Tactical Manager International Portfolio*

0.02% of the Index Allocated Portion of each Portfolio.

EQ/Natural Resources PLUS Portfolio* EQ/Real Estate PLUS Portfolio* EQ/Quality Bond PLUS Portfolio*	0.02% of the Index Allocated Portion of each Portfolio.

EQ/AllianceBernstein Small Cap Growth Portfolio* (Index Allocated Portion only)	0.02%

EQ/Emerging Markets Equity PLUS Portfolio*	0.12% of the Index Allocated Portion’s average daily net assets up to and including $100 million; and 0.10% of the AllianceBernstein Allocated Portion’s average daily net assets in excess of $100 million.

EQ/International Small Cap PLUS Portfolio*	0.12% of the Index Allocated Portion’s average daily net assets up to and including $100 million; and 0.09% of the AllianceBernstein Allocated Portion’s average daily net assets in excess of $100 million.

*	This Portfolio has been designated a “multi-adviser portfolio” and AllianceBernstein L.P. receives a fee based on a discrete portion of the Portfolio’s assets that have been allocated to it by the Manager, which is referred to as the “AllianceBernstein Allocated Portion.”
**	This Portfolio includes an Allocated Portion of another registered investment company (or series or portions thereof) that is managed by the Manager and advised by the Adviser and is classified as “Special Equity Portfolios” or “General Equity Portfolios.”
***	The daily advisory fee for the Related Portfolios is calculated by multiplying the aggregate net assets of the Related Portfolios at the close of the immediately preceding business day by the Annual Advisory Fee Rate calculated as set forth above and then dividing the result by the number of days in the year. The daily fee applicable to each Portfolio or Allocated Portion is the portion of the daily advisory fee for the Related Portfolios that is equal to the Portfolio’s or Allocated Portion’s net assets relative to the aggregate net assets of the Related Portfolios, including the Portfolio, used in the fee calculation for that day.
†	Assets of EQ/International Equity Index Portfolio will be aggregated with the Special Equity Portfolios for calculating the advisory fee applicable for the Special Equity Portfolios.